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Amir V. Vexler
President & Chief Executive Officer

April 24, 2026

Dear fellow shareholders:
2025 was a year of foundational transition and wins for Centrus Energy, validating that our strategic position in the global nuclear market has never been stronger. Centrus remains the only company with a proven technology that can meet the growing demand from both the commercial and national security markets. This includes low-enriched uranium (LEU) for existing and growing electrification needs; high-assay low-enriched uranium (HALEU) for the emerging advanced reactor market to fuel artificial intelligence’s growth; and enriched uranium to support expanding U.S. national security programs.
Throughout the year we diligently executed against our strategic initiatives to successfully position the company to launch America’s return to the commercial nuclear enrichment market, culminating in our December launch of our centrifuge manufacturing program. Simply put, the importance and gravity of our manufacturing program, which will create thousands of new jobs across the U.S., is unprecedented.
Our build-out, which will be modular in nature and address contracted volumes, was initially set to meet our $2.3 billion commercial LEU backlog. We then added 12 metric tons of HALEU production to our initial build-out following the $900 million HALEU enrichment award from the Department of Energy (DOE). This was all made possible by the work executed in 2025.
2025: A Year of Execution and Preparation
Throughout 2025, Centrus Energy successfully navigated an increasingly complicated global energy market. Management and the Board of Directors focused on executing its strategy while laying the groundwork for our future commercial enrichment operations.

Powered by our two existing operating segments, Centrus achieved its highest total company revenue in over a decade. We received waivers from the DOE to continue to import LEU for all committed deliveries to the US customers in 2026 and 2027, which provided greater clarity and helped de-risk our broker-trader business. Meanwhile, our Technical Solutions segment’s competitively-awarded HALEU Operations Contract was awarded an extension through June 30, 2026, by the DOE.
Simultaneously, Centrus continued to lay the required groundwork to prepare for the December launch of our centrifuge manufacturing program. The many important steps that Centrus took to prepare the company across its operations included:
•Key Management Additions: Elevating our best-in-class management team, including appointing Todd Tinelli as Senior Vice President, Chief Financial Officer and Treasurer, and Patrick Brown as Senior Vice President, Field Operations, and President, American Centrifuge Operating, LLC.
•Improving Financial Profile: Strengthening our financial profile, including increasing the company’s unrestricted cash balance to $2 billion at year end through actions such as: successfully executing a convertible senior note offering; adding cash through operations; and launching an at-the-market offering.
•Pools of Low-Cost Capital: Identifying and validating new potential pools of capital to fund the centrifuge expansion, including potential direct foreign investments (ex. Proposed partnership with Korea Hydro and Nuclear Power (KHNP) and POSCO International).
•National Security Market: Centrus’ AC100M centrifuge is the only U.S.-origin enrichment technology that is deployment-ready to fulfill national security missions – for which a U.S. technology is required. In October 2025, the National Nuclear Security Administration announced its intent to contract with Centrus for unobligated LEU enrichment for national security.
•Commercial Enrichment Backlog: Centrus has secured $2.3 billion in contracts and commitments from U.S. and international customers aimed at supporting new, U.S. uranium enrichment capacity.  These agreements are contingent upon Centrus realizing certain milestones towards building the new capacity.  Centrus continues to pursue additional LEU and HALEU sales opportunities.

The work we achieved was complementary to our operational achievements in the second half of the year. These efforts and the operational preparedness initiatives we accomplished led to our December 2025 announcement of our domestic centrifuge manufacturing program. These operational initiatives that began in 2025 include:
•Piketon Job Creation: Alongside Ohio Governor Mike DeWine, U.S. Senator Jon Husted, and other members of Ohio’s national and local government, Centrus announced plans for a major expansion of Centrus’ uranium enrichment plant that is expected to create 1,000 construction jobs and 300 new operations jobs at Piketon, while retaining 127 existing jobs.
•New Training, Operations & Maintenance Hall: We then announced that we had initiated design work on a 150,000 square foot Training, Operations & Maintenance Facility in Piketon – a critical piece of site infrastructure necessary to support our plans for a major expansion of our uranium enrichment capacity.
2026: A Year of Strategic Execution
We are excited for the year ahead, confident in our planning, and understand the implications of our work – both for the global nuclear market as well as for America’s commercial and national security needs.
As we embark on this important journey we remain hyper-vigilant on both maintaining the existing operational excellence across our business and on our day-one focus: to reduce costs and bring in lead times for our build out. In pursuit of these objectives we are assembling a network of best-in-class partnerships. While Centrus maintains all design, engineering, and manufacturing know-how, partners bring further operating quality and best-in-class capabilities to achieve our objectives. Recent examples of these types of marquee partnerships include:
•Fluor Corporation: A best-in-class engineering, procurement, and construction (EPC) partner with extensive experience in launching and supporting large-scale, complex, industrial build-out, Fluor will be overseeing engineering, design, project management, supply chain activities, and procurement of key materials and services.
•Palantir: A leading provider of AI systems and enterprise operating systems, this partnership will see Palantir apply its AI-driven software tools in support of Centrus’ build-out. Early work has already identified nearly $300 million in potential cost savings while additional identified opportunities are expected to reduce manufacturing lead times and accelerate the timetable for bringing new uranium enrichment capacity online.

•Geiger Brothers: A trusted and well-respected name in large constructions, Geiger Brothers served as a key construction partner in the deployment of both our existing HALEU cascade as well as the 2013 LEU demonstration cascade. Their experience provides avenues for potential cost mitigation.
The current geopolitical environment underscores the world’s over-reliance on fossil fuels and the increasing need for nuclear to play a larger role in the global energy market. Looking at 2026 and beyond, Centrus Energy is no longer just a participant in the nuclear renaissance – we are the engine powering it for both the commercial market and the U.S. government.
Thank you for your continued support of Centrus and our important work for the nation.

    Sincerely yours,
    Amir V. Vexler
    President and CEO